Exhibt 99.1

PRESS RELEASE                          International Thoroughbred Breeders, Inc.
October 14, 2005                                             NASDAQ OTC: ITGB.PK


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International Thoroughbred Breeders, Inc. Announces Launch of the Big Easy


RIVIERA BEACH, FL, October 14, 2005 -- International Thoroughbred Breeders, Inc. (NASDAQ OTC: ITGB.PK) today announced that the Coast Guard and Lloyd's Register have issued all certificates required to commence commercial passenger operations for the M/V Big Easy. The Big Easy is planned to offer its first cruise to "friends and family" on Friday, October 14, 2005 at 7:30 p.m. from the Port of Palm Beach. The Big Easy will continue with its "friends and family" sailing with a second cruise Saturday night. Beginning Sunday night, the Big Easy will begin its "soft opening", offering limited capacity cruises to the general public as the only vessel from the Port of Palm Beach while the Palm Beach Princess undergoes a scheduled dry-dock. Following dry-dock, ITGB expects on October 27th for the Big Easy and Palm Beach Princess to begin sailing on their own schedules, offering a combined four cruises daily from the Port of Palm Beach.

The Palm Beach Princess will continue to offer a five hour cruise experience with its full array of amenities. The Big Easy will complement the Palm Beach Princess with a new highly-themed gaming, dining and entertainment environment.

"We are very excited about the launch of the newest entertainment destination in Palm Beach County", said Francis X. Murray, CEO of Palm Beach Casino Line. "Today's planned sailing of the Big Easy marks the culmination of a 17-month process of hard work. I want to again thank our great team members who have stuck with us during the preparation leading to today and all of our vendors and the Port of Palm Beach who


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have combined to create the most significant entertainment attraction to come to
Palm Beach County since the launch of the Palm Beach Princess."

On July 7, 2004 we entered into a bareboat charter for a second vessel, the M/V Big Easy (formerly the Empress II). We have refurbished and retrofitted the vessel with approximately $25 million in capital investment to transform her into a New Orleans/Mardi Gras-themed destination. The Big Easy has a passenger capacity of approximately 1,000 persons for coastal voyages on her four decks comprising 40,000 square feet of public space. We will offer full casino gaming with approximately 530 slot machines, 23 table games, 9 poker tables and a sports book. Additional amenities onboard include 3 authentic New Orleans restaurants, 4 bars and a show stage. As with the Palm Beach Princess, gaming will be permitted only outside of the state's 3 mile territorial waters limit. The Big Easy will be berthed and operated from the Port of Palm Beach.

Forward-Looking  Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the company's public filings with the Securities and Exchange Commission.

About International Thoroughbred Breeders, Inc.

ITGB, through its wholly owned subsidiary, operates an offshore gaming vessel, the M/V Palm Beach Princess which we charter. This vessel sails twice daily from the Port of Palm Beach, Florida and, once beyond the state's territorial water limits, engages in a casino gaming business. The Palm Beach Princess is a large, ocean going cruise ship with a passenger capacity of approximately 800 persons for coastal voyages and is 420 feet long with a gross tonnage of 6,659. During each cruise, the Palm Beach Princess offers a range of amenities and services to her passengers, including a full casino, all- you-can-eat lavish buffet dining, live musical shows, bars and lounges, swimming pool, sundecks, gift boutique, skeet shooting (during the day) and onboard masseuse. The casino occupies 15,000 square feet aboard the ship and is equipped with approximately 425 slot machines and 29 table games, 7 poker tables and a sports wagering book.

Contact:

International Thoroughbred Breeders, Inc.
Scott I. Kaplan
786-276-2460

Source: International Thoroughbred Breeders, Inc.



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